Filed Pursuant to Rule 424(b)(3)

Registration No. 333-155800

January 2013 Performance Update

The Frontier Fund Supplement Dated January 31, 2013 to Prospectus Dated January 31, 2013.

The Frontier Fund Class 3

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	January 31, 2013	January 31, 2013	NAV / Unit
	MTD	YTD

Balanced Series-3a	–0.55%	–0.55%	$123.27
Long/Short Commodity Series-3	0.91%	0.91%	$147.02

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 31, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES – 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(126,938.92)
Unrealized trading gain (loss)	111,552.17
Less: Commissions	(4,047.87)
Less: Trading Fee paid to Managing Owner	(2,366.03)
Interest income	5,222.97

Total Income	(16,577.68)

EXPENSES

Trading fees	(0.01)
Broker service fees	0.00
Incentive fees	976.99
Management fees	3,448.90

Total Expenses	4,425.88

Net Income (Loss)	$(21,003.56)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit

Net asset value, beginning of month	30,468.80232	$3,776,790.31	$123.96
Current month additions	0.00000	0.00
Current month redemptions	(869.66003)	(107,045.88)
Net income (loss) for current month		(21,003.56)	(0.69)

Net asset value, end of current month	29,599.14229	$3,648,740.87	$123.27

	Monthly rate of return		–0.55%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – BALANCED SERIES – 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES – 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(100,261.12)
Unrealized trading gain (loss)	380,497.86
Less: Commissions	(19,994.75)
Less: Trading Fee paid to Managing Owner	(12,347.27)
Interest income	36,959.69

Total Income	284,854.41

EXPENSES

Broker service fees	0.00
Incentive fees	0.00
Management fees	111,797.15

Total Expenses	111,797.15

Net Income (Loss)	$173,057.26

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit

Net asset value, beginning of month	135,641.43057	$19,761,046.65	$145.69
Current month additions	0.00000	0.00
Current month redemptions	(6,394.90612)	(932,546.90)
Net income (loss) for current month		173,057.26	1.33

Net asset value, end of current month	129,246.52445	$19,001,557.01	$147.02

	Monthly rate of return		0.91%

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – LONG/SHORT COMMODITY SERIES – 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(6,724,030.37)
Unrealized trading gain (loss)	5,901,692.52
Less: Commissions	(214,597.04)
Less: Trading Fee paid to Managing Owner	(125,305.47)
Interest income	18,505.44

Total Income	(1,143,734.92)

EXPENSES

Trading fees	(0.01)
Broker service fees	360,570.56
Incentive fees	52,272.23
Management fees	182,669.49

Total Expenses	595,512.27

Net Income (Loss)	$(1,739,247.19)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*

Net asset value, beginning of month	1,620,653.53659	$200,152,750.17	$123.50
Current month additions	329.29327	38,560.96
Current month redemptions	(28,262.99679)	(3,483,865.93)
Net income (loss) for current month		(1,739,247.19)	(1.09)

Net asset value, end of current month	1,592,719.83307	$194,968,198.01	$122.41

	Monthly rate of return		–0.88%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – BALANCED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2013

(Unaudited)

Current Period
INCOME

Realized trading gain (loss)	$(295,825.20)
Unrealized trading gain (loss)	1,099,349.30
Less: Commissions	(57,540.93)
Less: Trading Fee paid to Managing Owner	(76,801.05)
Interest income	106,336.35

Total Income	775,518.47

EXPENSES

Trading fees	0.00
Broker service fees	34,594.27
Incentive fees	0.00
Management fees	246,434.61

Total Expenses	281,028.88

Net Income (Loss)	$494,489.59

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*

Net asset value, beginning of month	452,094.80336	$56,525,480.53	$125.03
Current month additions	2,918.75136	327,412.04
Current month redemptions	(14,943.88430)	(2,129,744.35)
Net income (loss) for current month		494,489.58	0.44

Net asset value, end of current month	440,069.67042	$55,217,637.80	$125.47

	Monthly rate of return		0.36%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information
contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC
1775 Sherman Street, Suite 2500 Denver, Colorado 80203

On Behalf of the Frontier Fund – FRONTIER LONG/SHORT COMMODITY SERIES